Exhibit 4.3

Execution Version

SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Sixth Amended and Restated Investor Rights Agreement (this “Agreement”) is entered into as of the 18th day of November, 2013 (the “Effective Date”), by and among ViewRay Incorporated, a Delaware corporation (the “Company”), the investors listed on Exhibit A attached hereto (referred to hereinafter as the “Investors” and each individually as an “Investor”), the stockholders listed on Exhibit B attached hereto (referred to hereinafter as the “Existing Holders”), each other Person (as defined herein) who shall, subsequent to the date hereof, join in and become a party to this Agreement by executing and delivering to the Company an instrument of accession substantially in the form of Exhibit C attached hereto (an “Instrument of Accession”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Investors and the Company are entering into that certain Series C Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated as of November 18, 2013, in accordance with which certain of the Investors will purchase 6,249,997 shares of Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), at the Closing referred to in the Purchase Agreement, upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the applicable Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement;

WHEREAS, the parties hereto desire to further amend and restate that certain Fifth Amended and Restated Investor Rights Agreement, dated as June 7, 2013, among the Company and the Investors and Existing Holders party thereto (the “Original Investor Rights Agreement”); and

WHEREAS, in connection with the consummation of the Closing referred to in the Purchase Agreement and the effectiveness of the Eleventh Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware (the “Charter”), the Company, the Existing Holders and the Investors have agreed to the rights as set forth below.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Investor Rights Agreement as follows:

SECTION 1. GENERAL.

1.1 Definitions. Unless otherwise defined herein, as used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliate(s)” means any Person directly or indirectly controlling, controlled by or under common control with another Person.

(b) “Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

(c) “Corporate Reorganization” means any (i) merger, consolidation or reorganization or other similar transaction or series of related transactions which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being exchanged for or converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation, reorganization or other similar transaction or series of related transactions; (ii) sale, lease, conveyance or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iii) sale of shares of capital stock of the Company, in a single transaction or series of related transactions to which the Company is a party, representing at least a majority of the voting power of the voting securities of the Company (but excluding a Qualified IPO or any transaction or series of transactions entered into principally for bona fide equity financing purposes in which the Company issues new securities primarily for cash, the cancellation or conversion of indebtedness of the Company, or the combination thereof for the purpose of financing the operations and business of the Company).

(d) “Equity Securities” means (i) any Common Stock, Preferred Stock or other capital stock of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other capital stock of the Company (including any option to purchase such a convertible security), (iii) any debt security or capitalized lease having an equity feature with respect to the Company, or (iv) any warrant, option or right to subscribe to or purchase any Common Stock, Preferred Stock or other capital stock of the Company.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f) “Excluded Securities” shall mean (i) any shares of Series C Preferred Stock issued pursuant to the terms of the Purchase Agreement, (ii) Equity Securities issued or issuable as a dividend or other distribution on shares of the Series B Preferred Stock or Series C Preferred Stock, (iii) Equity Securities issued without consideration pursuant to a stock dividend, stock split or similar transaction approved by the Board, (iv) Equity Securities issued or issuable to employees, officers, directors, consultants, contractors, or advisors of the Company pursuant to any compensatory or incentive plan or arrangement adopted, approved by the Board, (v) Equity Securities issued or issuable directly or pursuant to the exercise of warrants, options or other rights granted in connection with any loan, equipment lease, real estate lease, or similar non-equity financing transaction approved by the Board, including a majority of the Designated Preferred Directors (as defined in the Charter), (vi) Equity Securities issued to the public in a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, (vii) Equity Securities issued pursuant to the acquisition by the Company of another corporation or entity by consolidation, corporate reorganizations, or merger, or purchase of all or substantially all of the assets of such corporation or entity as approved by the Board including a majority of the Designated Preferred Directors, (ix) Equity Securities issued or issuable with a vote of the holders of at least a majority of the then issued and outstanding shares of the Series B Preferred Stock and Series C Preferred Stock, voting together as single class on as converted to common stock basis, expressly deeming such Equity Securities as

“Excluded Securities”, and (x) any Equity Securities issued or issuable upon conversion, exercise or exchange of any Equity Securities issued after the date hereof, so long as the preemptive rights established by Section 4.2 were complied with, waived, or were inapplicable pursuant to any provision of Section 4.2 with respect to the initial sale or grant by the Company of such Equity Securities.

(g) “Fidelity Group” means each of FMR LLC and its subsidiaries and affiliates; FIL Limited and its subsidiaries and affiliates; Fidelity International Ventures Limited; InfoTech Fund I LLC; InfoTech Fund II LLC; Impresa Fund I LLC; Impresa Fund II LLC; Impresa Fund III Limited Partnership; Impresa Capital LLC; Fidelity Ventures II Limited Partnership; Fidelity Ventures Principals II LLC; Amista Ventures III Limited Partnership; Amista Ventures Principals III Limited Partnership; Agilus Ventures IV Limited Partnership; Agilus Ventures Principals IV Limited Partnership; Agilus Ventures IV-E Limited Partnership; Agilus Ventures Principals IV-E Limited Partnership; Alimont Ventures V Limited Partnership; Beacon Bioventures Limited Partnership; Beacon Bioventures Fund II Limited Partnership; Beacon Bioventures Fund III Limited Partnership; Devonshire Equity Partners II Fund A Limited Partnership; Fidelity Asia Ventures Fund L.P.; Asia Ventures II L.P., FIL India Ventures L.P.; Europe Ventures L.P.; and any other limited liability company or limited partnership owned or controlled by members of FMR LLC; and any member, director, officer, manager, general partner, limited partner or employee of any of the foregoing, and shall also include any charitable organizations.

(h) “Form S-3” means such form under the Securities Act as in effect on the Effective Date or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(i) “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(j) “Holder” means any person owning of record, or having the right to acquire, Registrable Securities or any assignee of record of such Registrable Securities in accordance with Section 2.9.

(k) “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

(l) “Initial Offering” means the Company’s first public offering of its Common Stock registered under the Securities Act.

(m) “Initiating Holders” means Holders of at least 51% of the Registrable Securities.

(n) “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Intellectual Property (as defined in the Purchase Agreement).

(o) “Person” means any individual, firm, company, corporation, unincorporated association, partnership, limited liability company, trust, syndicate, estate, joint venture or other entity, and shall include any successor (by merger or otherwise) of such entity.

(p) “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(q) “Qualified IPO” means a firm commitment underwritten public offering of shares of Common Stock of the Company at a price to the public of at least $7.20 (adjusted for stock splits, stock dividends, recapitalizations and similar events, including such events to be effected in connection with such offering) resulting in aggregate proceeds to the Company (net of the underwriting discounts or commissions and offering expenses) of not less than $50,000,000.

(r) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(s) “Registrable Securities” means (i) Common Stock issuable or issued upon conversion of the Preferred Stock (including shares of Preferred Stock issuable upon exercise of warrants, if any), (ii) Common Stock held by UFRF and (iii) Common Stock issuable or issued in respect of the shares described in clauses (i) and (ii) by way of stock splits, dividends, stock combinations, recapitalizations and like occurrences. Notwithstanding the foregoing, Registrable Securities shall not include any securities (A) sold by a Person to the public either pursuant to a registration statement or Rule 144, (B) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned, or (C) that may be sold in any three-month period without registration in compliance with Rule 144.

(t) “Registrable Securities then outstanding” shall be the number of shares of the Common Stock that are Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

(u) “Registration Expenses” means all expenses incurred by the Company in complying with Sections 2.1, 2.2 and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed $50,000 of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(v) “Rule 144” means Rule 144 of the rules and regulations promulgated under the Securities Act or any similar or analogous rule promulgated under the Securities Act.

(w) “SEC” means the Securities and Exchange Commission.

(x) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(y) “Selling Expenses” means the underwriting discounts, selling commissions and stock transfer taxes payable by the Holders applicable to the sale of Registrable Securities, and fees and disbursements of legal counsel for the Holders, except for the fees and disbursements of counsel for the Holders included in Selling Expenses to be borne and paid by the Company in accordance with Section 2.4 hereof.

(z) “Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.01 per share.

(aa) “Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.01 per share.

(bb) “Shares” means the Common Stock and Preferred Stock held by the Existing Holders and the Investors and their permitted assigns.

(cc) “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

(dd) “UFRF” means the University of Florida Research Foundation, Inc.

(ee) “Voting Agreement” means the Sixth Amended and Restated Voting Agreement, dated as of the Effective Date.

1.2 Other Defined Terms. Each of the following terms shall have the meanings ascribed to such terms in the section set forth opposite such term:

Section(s)
“Agreement”	Preamble
“Board”	2.1(c)(v)
“Charter”	Recitals
“Company”	Preamble
“Company Indemnified Part(ies)”	2.8(a)
“Company Notice”	6.2
“Co-Sale Notice”	6.4(a)
“Co-Sale Participant”	6.4(c)

“EDGAR”	2.5(c)
“Effective Date”	Preamble
“Financing”	Recitals
“Holder Indemnified Part(ies)”	2.8(b)
“Holder Violation”	2.8(b)
“Existing Holders”	Preamble
“Instrument of Accession”	Preamble

Section(s)
“Investor(s)”	Preamble
“Investor Notice”	6.3(a)
“Investor Selling Stockholder”	6.5(a)
“Investor Selling Stockholder Shares”	6.5(a)
“Investor Shares”	6.4(a)
“Lead Investors”	2.12
“Losses”	2.8(a)
“Major Investors”	4.2(a)
“Nonpurchasing Investor”	4.2(c)
“Notice”	6.1
“Original Investor Rights Agreement”	Recitals
“Overallotment Notice”	6.3(c)
“Participating Investors”	6.3(a)
“Participating Investors Overallotment Notice”	6.3(c)
“Piggyback Notice”	2.2
“Piggyback Registration”	2.2
“Plan”	3.1(b)
“Prohibited Transfer”	6.7
“Purchase Agreement”	Recitals
“Purchasing Investor”	4.2(c)
“RSHCL”	3.7(a)
“Second Notice”	6.3(a)
“Selling Stockholder”	6.1
“Selling Stockholder Shares”	6.1
“Series C Preferred Stock”	Recitals
“Suspension Period”	2.5(a)
“Transferee-Selling Stockholder”	6.6(a)
“UFRF Co-Sale Right”	6.5
“UFRF Notice”	6.5
“Unpurchased Shares”	4.2(c)
“Violation”	2.8(a)

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Demand Registration.

(a) Subject to the conditions of this Section 2.1, if the Company shall receive a written request from Initiating Holders that the Company file a registration statement under the Securities Act covering the registration of the Registrable Securities resulting in net offering proceeds of at least $20,000,000, then the Company will (x) promptly give written notice of the requested registration to all Holders and (y) prepare and file a registration statement and otherwise use its best efforts to cause such shares, and all Registrable Securities of any Holder or Holders joining in such registration pursuant to a written request delivered to the Company within thirty (30) days after receipt by such Holder or Holders of initial written notice from the Company, to be registered under the Securities Act within ninety (90) days of the request.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then the Initiating Holders shall so advise the Company as a part of their written request made pursuant to this Section 2.1 or any request pursuant to Section 2.3, and the Company shall include such information in the written notice referred to in Section 2.1(a) or Section 2.3(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company shall (together with all Holders proposing to distribute their Registrable Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 2.1 or Section 2.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), or in such other proportions as mutually agreed to by such selling Holders; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.1:

(i) prior to the earlier of September 30, 2015 or six months after the Initial Offering;

(ii) after the Company has effected three registrations pursuant to this Section 2.1 and either (A) all such registrations have been declared or ordered effective or (B) the request for such registration statements has been subsequently withdrawn by the Initiating Holders and the Initiating Holders have not paid the Registration Expenses of such withdrawn registration; provided, however, that for purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.1(b), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following, the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable efforts to cause the registration statement for the Initial Offering to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.1(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days;

(v) if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 2.1, a certificate signed by the Chairman of the Board of Directors of the Company (the “Board”) stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any 12 month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3 below; or

(vii) if the Company has, within the six month period preceding the date of such request, already effected a demand registration for the Holders pursuant to this Section 2.1 and such registration has been declared or ordered effective.

2.2 Piggyback Registrations. The Company shall notify in writing (the “Piggyback Notice”) all Holders of Registrable Securities at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) (a “Piggyback Registration”) and will afford each such Holder a reasonable opportunity to include in such registration statement all or part of such Registrable Securities requested to be registered by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after receipt of the Piggyback Notice, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities requested to be registered by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a Piggyback Registration relates to an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to have its Registrable Securities included in such Piggyback Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting (together with the Company) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter or underwriters of a Piggyback Registration or a registration on Form S-3 made pursuant to Section 2.3 below determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated as follows: (i) first, to the securities the Company proposes to sell; (ii) second, to the Registrable Securities requested to be included in such registration by the Holders seeking registration under this Section 2.2 on a pro rata basis based on the total number of Registrable Securities held by such Holders; (iii) third, to the Registrable Securities held by Holders other than Holders who requested that their Registrable Securities be included in such registration under this Section 2.2, pro rata based on the total number of Registrable Securities held by such Holders; and (iv) fourth, to the securities of any other stockholder of the Company (other than a Holder) on a pro rata basis, or in such other proportions as mutually agreed to by such selling Holders; provided, however, that in no event shall the amount of securities of the participating Holders included in the Piggyback Registration be reduced below 25% of the total amount of securities included in such offering, unless such offering is the Initial Offering of the Company’s securities, in which case the participating Holders may be entirely excluded if the managing underwriter makes the determination described above and no other stockholder’s securities are included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, limited liability company or corporation, the partners, former partners, members, former members and stockholders of such Holder, or the estates and Immediate Family Members of any such partners, former partners, members, former members or stockholders and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and all members of the Fidelity Group shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder or any stockholder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4.

2.3 Form S-3 Registration. From and after the first anniversary of the Company’s Initial Offering, if any Holder or Holders of Registrable Securities requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement for a public offering of Registrable Securities, the Company shall use its best efforts to:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, but in no event later than sixty (60) days following the request, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public, of less than $1,000,000;

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.3, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement; or

(iv) if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, that such right to delay a request under this Section 2.3(b)(iv) shall be exercised by the Company not more than twice in any 12 month period.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1 or any registration under Section 2.2 or Section 2.3 herein shall be borne by the Company. The Company shall not, however, be required to pay the Registration Expenses of any registration proceeding begun pursuant to Section 2.1 or 2.3, as applicable, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.1 or Section 2.3, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.1 or Section 2.3, as applicable, to a demand registration. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders (or sellers) of the securities so registered pro rata on the basis of the number of shares so registered.

2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities pursuant to this Section 2, the Company shall use its best efforts to:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities, provided that before filing a registration statement or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the holders of at least 51% of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel and shall use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to six months or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that (i) such six month period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such six month period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold; and (iii) that at any time, upon written notice to the participating Holders and for a period not to exceed six months thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act;

(b) provide notice in accordance with Section 6.7 hereof to each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 2.5(a) above;

(c) furnish to the Holders such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement, including each preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them that are included in such registration; provided, however, that any of such documents set forth in this Section 2.5(c) that are available on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) shall be deemed to be furnished to the Holders;

(d) to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except for those jurisdictions in which the Company is already qualified to do business or subject to consent to service of process and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters;

(h) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(i) cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to secure a national securities exchange authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

(j) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration statement;

(k) permit any holder of Registrable Securities which holder, in its judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable best efforts promptly to obtain the withdrawal of such order;

(m) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(n) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(o) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.6 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect (a) five years after a Qualified IPO or (b) as to any Holder, such time at which all Registrable Securities held by such Holder can be sold in any three-month period without registration in compliance with Rule 144 without volume or other limitations.

2.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1, 2.2 or 2.3, that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1 or Section 2.3, whichever is applicable.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, management company, members, managers, officers and directors of each Holder, any underwriter (as defined in the Securities Act), and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (each, a “Company Indemnified Party” and collectively the “Company Indemnified Parties”), against any losses, claims, damages or liabilities (collectively, “Losses”) (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such Losses (or actions in respect of such Losses) arise out of or are based upon any of the following statements, omissions or violations (any of the following, a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and the Company will reimburse each such Company Indemnified Party for any legal or other expenses reasonably incurred by them (including reasonable attorneys’ fees) in connection with investigating or defending any such Loss; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such Loss to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by such Company Indemnified Party.

(b) By Holders. To the extent permitted by law, each Holder will, on a several (and not joint and several) basis, if Registrable Securities requested to be registered by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless, the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, management company, members, managers, directors or officers or any person who controls such other Holder (each, a “Holder Indemnified Party” and collectively, the “Holder Indemnified Parties”), against any Losses to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses (or actions in respect to such Losses) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) expressly that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder (or its authorized agent) for use in connection with such registration; and each such Holder will reimburse any legal or other expenses (including reasonable attorneys’ fees) reasonably incurred by such Holder Indemnified Parties in connection with investigating or defending any such Loss if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall the aggregate of any indemnity under this Section 2.8(b) and any contribution under Section 2.8(d) below exceed the proceeds from the offering giving rise to the Violation received by such Holder.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, that such failure is prejudicial to such indemnifying party’s ability to defend such action, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Loss referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person or entity not guilty of such fraudulent misrepresentation; further provided, that in no event shall the aggregate of any contribution by a Holder hereunder under this Section 2.8(d) and indemnity under Section 2.8(b) above exceed the proceeds from the offering giving rise to the Violation received by such Holder.

(e) The obligations and rights of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full release from all liability in respect to such claim or litigation.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee acquiring at least 100,000 of a Holder’s Registrable Securities (as adjusted for any stock splits, subdivisions, stock dividends, changes, combinations or the like); provided that (a) the Company must receive written notice prior to the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned, (b) the transferee or assignee of such rights must not be a person deemed by the Board, in its reasonable judgment, to be a competitor or potential competitor of the Company, and (c) such transferee or assignee must agree to be bound by the terms of this Agreement. Notwithstanding the foregoing, any Holder that (i) is a partnership, limited liability company or corporation may transfer such Holder’s registration rights to (A) entities affiliated directly or indirectly with such partnership or its manager, limited liability company or corporation (and any such affiliate may subsequently transfer such registration rights to other affiliates), (B) any partner (or retired partner or incoming partner), member (or retired member) or stockholder of such partnership, limited liability company or corporation, (C) the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, (D) the estate of any such partner (or retired partner), member (or retired member) or stockholder and (E) any custodian or trustee for the benefit of any such partner (or retired partner), member (or retired member) or stockholder or the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, as the case may be, (ii) holds shares in its capacity as trustee, manager or custodian of a trust, may transfer such Holder’s registration rights to a replacement trustee, manager or custodian of the relevant trust, or (iii) is a member of the Fidelity Group may transfer such Holder’s registration rights to one or more members of the Fidelity Group, in each case, without restriction as to the number or percentage of shares acquired by any such transferee.

2.10 Amendment of Registration Rights. Any provision of this Section 2 may be amended or modified, and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the prior written consent of the Company and the Holders of at least 51% of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.10 shall be binding upon each Holder and the Company and their respective successors and permitted assigns. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.11 Limitation on Subsequent Registration Rights. The Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

2.12 “Market Stand-Off” Agreement. Each Existing Holder and each Investor hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option or other right for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, lend or otherwise transfer or encumber, directly or indirectly, any Common Stock (or other securities) of the Company held by such Holder (other than those included for sale in the registration) for a period of one hundred eighty (180) days (or such other period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

(i) such agreement shall apply only to the Company’s Initial Offering; and

(ii) all officers and directors of the Company and holders of at least 1% of the Company’s voting securities enter into and remain bound by similar agreements;

(iii) unless waived by the holders of a majority of the members of the Board, any release by the Company or an underwriter of any party mentioned in clause (ii) above from the above restrictions shall have no effect unless each Holder of Registrable Securities is released from such restrictions to the same extent; and

(iv) if UFRF owns 1% or less of the outstanding shares of Common Stock or will own 1% or less as a result of a Qualified IPO, the shares held by UFRF will not be subject to any lock-up requirement or other restriction on selling such shares, other than as required by law, in connection with the Qualified IPO or any public offering by the Company thereafter.

The Company may impose stop-transfer instructions and may stamp each such certificate with the fourth legend set forth in Section 4.1(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Existing Holder and each Investor agrees, if so requested by the Company or any representative of the underwriters, to execute such underwriters standard form of “lock-up” or “market standoff” agreement in a form satisfactory to the underwriters and the Company and consistent with the provisions of this Section 2.12. Any full or partial waiver by the managing underwriters of the obligations of any Existing Holder or Investor under this Section 2.12 shall be allocated to all Existing Holders and Investors pro rata on the basis of the number of shares of Common Stock held by each such Existing Holder and each such Investor, assuming exercise and/or conversion of all securities exercisable and/or convertible, directly or indirectly, into shares of Common Stock. Notwithstanding the foregoing, with respect to each such Existing Holder and each such Investor and Holders affiliated therewith, such restrictions shall: (x) only apply to shares of Preferred Stock (or shares of Common Stock issued upon conversion of such Preferred Stock) purchased directly from the Company (other than in the registration); and (y) not limit the ability of such Existing Holder or such Investor or Holders affiliated therewith to otherwise directly or indirectly purchase, lend, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company purchased in the registration or not purchased directly from the Company or enter into any hedging transaction with respect to any securities of the Company purchased in the registration or not purchased directly from the Company (collectively, the “Lock-up Exclusion”); provided, however, that the Lock-up Exclusion may be waived for and on behalf of each Existing Holder and each Investor with the written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as converted to common stock basis.

2.13 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.12 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days after receipt of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.12 and this Section 2.13 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.12 and 2.13. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.12 and 2.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE PARTIES.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain accurate and true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under GAAP.

(b) The Company will deliver to each Investor that, together with its Affiliates, holds at least 500,000 shares of Preferred Stock and UFRF (as adjusted for stock splits, stock dividends, reverse stock splits and the like): (i) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such fiscal year and consolidated statements of income and cash flows for such year, and a statement of stockholders’ equity for such year, which year-end financial reports shall be prepared in accordance with GAAP and shall be audited and certified by independent public accountants of nationally recognized standing selected by the Company and (ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited income statement for such quarter, statement of cash flows for such quarter , and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such quarter, prepared in accordance with GAAP (other than accompanying notes). In addition, the Company will deliver to each Investor that, together with its Affiliates, holds at least 1,000,000 shares of Preferred Stock (as adjusted for stock splits, stock dividends, reverse stock splits and the like) and UFRF: (x) as soon as practicable following submission to and approval by the Board, but in any event no later than thirty (30) days prior to the beginning of each fiscal year of the Company, an operating budget and business plan (the “Plan”) respecting the next fiscal year and a summary of such Plan together with any update of the Plan as such update is prepared and (y) at such time as the Company delivers annual and quarterly financial statements pursuant to clauses (i) and (ii) above, a comparison of such quarterly financial statements against the Plan.

(c) Notwithstanding the information requirements set forth in this Section 3.1, the Company shall not be obligated to provide information that the Board deems in good faith to be a trade secret, proprietary or similar confidential information to any holder of Preferred Stock unless each such holder agrees to execute the Company’s standard form of non-disclosure agreement with respect to the receipt and use of such information, and provided, further, that the Company shall not be obligated to provide such proprietary or confidential information to a holder of Preferred Stock if the Board determines in good faith that the holder of Preferred Stock is a competitor of the Company.

3.2 Confidentiality of Records. Furthermore, each holder of Registrable Securities and UFRF agrees to use, and to use best efforts to ensure that its authorized representatives use, the same degree of care as such holder of Registrable Securities or UFRF uses to protect its own confidential information to keep confidential any information furnished to it that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such holder of Registrable Securities and UFRF may disclose such proprietary or confidential information (a) to any partner, member, manager, subsidiary, parent or affiliate of such holder of Registrable Securities or UFRF to the extent necessary for the evaluation of its investment in the Company as long as such partner, member, manager, subsidiary, parent or affiliate is advised of, and agrees to be bound by, the confidentiality provisions of this Section 3.2; (b) at such time as it enters the public domain through no fault of such holder of Registrable Securities or UFRF, as applicable; (c) that is communicated to it free of any obligation of confidentiality; or (d) that is developed by such holder of Registrable Securities independently of and without reference to any confidential information communicated by the Company.

3.3 Visitation Rights. Upon receiving reasonable advance notice from an Investor that, together with its Affiliates, holds at least 1,000,000 shares of Preferred Stock (as adjusted for stock splits, stock dividends, reverse stock splits and the like), the Company shall permit such Investor to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss its affairs, finances, and accounts with the Company’s officers and its independent public accountants, all at such reasonable times and as often as any such person may reasonably request for a valid business purpose; provided that the Company shall not be obligated to provide any information that it reasonably considers to be a trade secret or confidential information. Each Investor who represents to the Company that it is a “venture capital operating company” for purposes of Department of Labor Regulation Section 2510.3-101 shall in addition have the right to consult with and advise the officers of the Company as to the management of the Company.

3.4 Directors’ Liability and Indemnification. The Company’s Charter, as amended, and the Company’s bylaws, shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use commercially reasonable efforts to at all times maintain indemnification agreements in form and substance approved by the Board with each of its directors to indemnify such directors to the maximum extent permissible under applicable law.

3.5 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Sections 3.2 and 3.4) shall expire and terminate as to each Investor and UFRF upon the earlier of (a) immediately prior to the closing of a Qualified IPO or (b) upon the closing of a Corporate Reorganization. In addition, each of such covenants shall terminate as to any Investor and UFRF as of the date such Investor or UFRF, as applicable, no longer holds any shares of the capital stock of the Company and, if applicable to an Investor, the provisions of Sections 3.1 and 3.3 shall terminate with respect to such Investor upon the date on which such Investor’s shares of Preferred Stock are converted to Common Stock pursuant to, and in accordance with, the Charter.

3.6 Director Expenses; Meetings. The Company shall reimburse all non-employee directors for their actual and reasonable out-of-pocket travel and other expenses incurred in attending meetings of the Board and all committees of the Board, and other business expenses incurred at the request of the Company. Unless otherwise determined by the vote of a majority of the directors then in office, including a majority of the Designated Preferred Directors, the Board shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall cause the Board to hold at least one in- person meeting per calendar year in New York City. The Company shall have established or, to the extent not already in place, shall use its reasonable efforts to cause to be established, as soon as practicable after the date hereof, and will maintain, an audit and compensation committee, each of which shall consist solely of non-management directors. Each Preferred B Director (as defined in the Charter) shall be entitled in such person’s discretion to be a member of any Board committee.

3.7 Confidentiality and Access.

(a) Royal Seal Holding Co., Limited (“RSHCL”) hereby acknowledges and agrees that the Company and the Board may (a) withhold from the Preferred C Director (as defined in the Charter) all or any portion of any notices, minutes, meeting materials consents, and other materials that are sent to the other members of the Board and/or any committee thereof, (b) exclude the Preferred C Director from all or any portion of any meeting of the Board or any committee thereof, (c) redact or remove from the information or materials to be delivered to RSHCL pursuant to Section 3.1 and (d) limit the visitation rights of RSHCL described in Section 3.3 in each case, to the extent that the Board (excluding the Preferred C Director) makes a good faith reasonable determination that such withholding or exclusion is (x) necessary or prudent in order to preserve the attorney-client privilege, (y) necessary or prudent in order to protect the confidential information or trade secrets of the Company, and/or (z) necessary or prudent in order to prevent any actual or potential conflict of interest involving the Preferred C Director from arising or to prevent any actual or potential claim that failure to so withhold and/or exclude gave rise to an actual or potential conflict of interest involving the Preferred C Director. In each case, if and to the extent reasonably practicable, the Board will provide RSHCL with advance notice of such withholding, redaction or exclusion (it being understood and acknowledged that failure to provide such notice will not in any way limit the Company’s or the Board’s ability to effect such withholding, redaction or exclusion).

(b) RSHCL hereby agrees to cause the Preferred C Director to hold in confidence and not use or disclose any information provided to or learned by the Preferred C Director in his or her capacity as a member of the Board (other than for the management of RSHCL’s investment in the Company) and RSHCL shall be primarily responsible for any failure by the Preferred C Director to comply with this obligation. If any personnel of RSHCL acquires any such information, then RSHCL shall cause such personnel to abide by the terms and conditions of those certain agreements, each dated as of November 1, 2013, between the Company and RSHCL . RSHCL shall liable for any breach of any term of this Section 3.7 by any of its Affiliates and any of their respective directors, officers, employees, advisors and agents.

SECTION 4. TRANSFER RESTRICTIONS AND LIMITATIONS.

4.1 Restrictions on Transfer.

(a) Each Investor and Existing Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement containing a reasonably detailed description of the material terms of the proposed transfer, the name and address of the transferee, the purchase price and terms of payment, the date of the proposed transfer, and the number and description of the shares of Preferred

Stock or Common Stock to be transferred, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

(b) Notwithstanding the provisions of Section 4.1(a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with the corresponding partnership agreement or partnership interests, (B) a corporation or limited liability company transferring to an Affiliate, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual Holder transferring to such Holder’s Immediate Family Member or trust for the benefit of such individual Holder, (E) a member of the Fidelity Group transferring to one or more members of the Fidelity Group, or (F) made to the Company pursuant to the Purchase Agreement; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. A COPY OF SUCH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SECURITIES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH AMENDED AND RESTATED VOTING AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF 180 DAYS (OR SUCH OTHER PERIOD AS MAY BE REQUESTED IN WRITING BY THE MANAGING UNDERWRITER AND AGREED TO IN WRITING BY THE COMPANY) FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY, SUBJECT TO THE TERMS THEREOF. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if (i) the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company engaged by such Holder at such Holder’s expense) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, (ii) after the securities are sold pursuant to an effective registration statement, or (iii) as soon as such shares are qualified for resale under Rule 144.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

4.2 Subsequent Offerings.

(a) Subject to applicable securities laws, each Investor that, together with its Affiliates (or in the case of an Investor that is a member of the Fidelity Group, together with all members of the Fidelity Group), holds at least 100,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, reverse stock splits and the like) (such Investors collectively, the “Major Investors”) shall have a right of first offer to purchase such Major Investor’s pro rata share based on its percentage of the Company’s outstanding shares of Common Stock, calculated on an as-if-converted-to-common basis (excluding, for the avoidance of doubt, unexercised options) of all Equity Securities issued by the Company, other than with respect to Equity Securities that are Excluded Securities. For purposes of this Section 4.2, each Major Investor’s pro rata share is equal to the Major Investor’s percentage of the outstanding shares of Common Stock, calculated on an as- if-converted-to-common basis (for this purpose, including shares of Common Stock that were issued, or are issuable, upon conversion of outstanding Preferred Stock, but excluding any issued but unexercised and any unvested rights, shares, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock).

(b) If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

(c) If any Major Investor fails to so agree in writing within the fifteen (15) day period specified in 4.2(b) to purchase such Major Investor’s pro rata share of an offering of Equity Securities (each a “Nonpurchasing Investor”), then promptly after the expiration of such fifteen (15) day period, the Company shall notify in writing each Major Investor who has timely agreed to purchase its pro rata share of such offering of Equity Securities (each a “Purchasing Investor”) of the number of the Nonpurchasing Investor’s unpurchased pro rata share of such Equity Securities (the “Unpurchased Shares”). Each Purchasing Investor shall have the right to purchase such Purchasing Investor’s pro rata share (or any other share agreed to by each Purchasing Investor) of the Unpurchased Shares at any time within ten (10) days after receiving such notice by giving written notice to the Company. The Company shall have ninety (90) days from the expiration of the periods set forth above to sell all or any Equity Securities that were not agreed to be purchased by the Major Investors, upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2(b). If the Company has not sold such Equity Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

4.3 Termination and Waiver of Rights. The rights established by this Section 4 shall not apply to, and shall terminate upon the earlier of (a) immediately prior to the closing of the Initial Offering or (b) the closing of a Corporate Reorganization. In addition, each of such covenants shall terminate as to any Investor as of the date such Investor no longer holds any shares of the capital stock of the Company. The rights established by this Section 4 may be amended or modified, and the observance thereof may be waived only with the prior written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as converted to common stock basis. Any amendment or waiver effected in accordance with this Section 4.3 shall be binding upon each Investor and the Company and their respective successors and permitted assigns.

4.4 Transfer of Rights of First Refusal. The rights of each Investor under this Section 4 may be transferred to the same parties, and subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.9.

SECTION 5. ADDITIONAL COVENANTS OF THE COMPANY.

5.1 Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance and term “key person” insurance on the Company’s Chief Executive Officer, each in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued. The key person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board including a majority of the Designated Preferred Directors.

5.2 Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, in each case substantially in the form approved by the Board; provided, however, that no noncompete agreement shall be required for any Key Employee domiciled in California unless permitted by applicable law. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without prior approval by the Board including a majority of the Designated Preferred Directors.

5.3 Employee Stock. Unless otherwise approved by the Board, including a majority of the Designated Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.12. In addition, unless otherwise approved by the Board, including a majority of the Designated Preferred Directors, the Company shall retain a “right of first refusal” on employee transfers until the Initial Offering and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s bylaws, its Charter, or elsewhere, as the case may be.

SECTION 6. RIGHTS OF FIRST REFUSAL AND CO-SALE.

6.1 Notice of Transfer. If any Existing Holder, RSHCL or UFRF proposes to transfer any shares of its or his Shares (each a “Selling Stockholder”), then such Selling Stockholder shall promptly give written notice (the “Notice”) simultaneously to the Company and to each of the Investors at least forty-five (45) days prior to the closing of such transfer; provided, however, that, notwithstanding such forty-five (45) day period, no such transfer shall be effected until the terms of this Section 6 have been fully complied with. The Notice shall describe in reasonable detail the proposed transfer including, without limitation, the number of Shares to be transferred (the “Selling Stockholder Shares”), the nature of such transfer, the consideration to be paid, and the name and address of each prospective transferee. In the event that the transfer is being made pursuant to the provisions of Section 6.6, the Notice shall state under which clause of Section 6.6 the Transfer is being made.

6.2 Company Right of First Refusal. For a period of ten (10) days following receipt of any Notice described in Section 6.1, the Company shall have the right to purchase all or a portion, of the Selling Stockholder Shares subject to such Notice on the same terms and conditions as set forth therein. The Company’s purchase right shall be exercised by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the Selling Stockholder within such ten (10) day period. The Company shall effect the purchase of the Selling Stockholder Shares, including payment of the purchase price, not more than five (5) business days after delivery of the Company’s Notice, and at such time the Selling Stockholder shall deliver to the Company the certificate(s) representing the Selling Stockholder Shares to be purchased by the Company, each certificate to be properly endorsed for transfer. The Selling Stockholder Shares so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Company’s Common Stock.

6.3 Investor Right of First Refusal.

(a) In the event that the Company does not elect to purchase all of the Selling Stockholder Shares available pursuant to its rights under Section 6.2 within the period set forth therein, the Selling Stockholder shall promptly give written notice (the “Second Notice”) to each of the Investors, which shall set forth the number of shares of Selling Stockholder Shares not purchased by the Company and which shall include the terms of Notice set forth in Section 5.1. Each Investor shall then have the right, exercisable upon written notice to the Selling Stockholder (the “Investor Notice”) within ten (10) days after the receipt of the Second Notice, to purchase its pro rata share of the Selling Stockholder Shares subject to the Second Notice and on the same terms and conditions as set forth therein. Except as set forth in Section 6.3(c), the Investors who so exercise their rights (the “Participating Investors”) shall effect the purchase of the Selling Stockholder Shares, including payment of the purchase price, not more than five (5) business days after delivery of the Investor Notice, and at such time the Selling Stockholder shall deliver to the Participating Investors the certificate(s) representing the Selling Stockholder Shares to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.

(b) For the purposes of this section, each Investor’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of shares of Selling Stockholder Shares covered by the Second Notice and (ii) a fraction, the numerator of which is the number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by the Participating Investor at the time of the First Notice, and the denominator of which is the total number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by all Investors at the time of the First Notice.

(c) In the event that not all of the Investors elect to purchase their pro rata share of the Selling Stockholder Shares available pursuant to their rights under Section 6.3(a) within the time period set forth therein, then the Selling Stockholder shall promptly give written notice to each of the Participating Investors (the “Overallotment Notice”), which shall set forth the number of shares of Selling Stockholder Shares not purchased by the other Investors, and shall offer such Participating Investors the right to acquire such unsubscribed shares. Each Participating Investor shall have five (5) days after receipt of the Overallotment Notice to deliver a written notice to the Selling Stockholder (the “Participating Investors Overallotment Notice”) indicating the number of unsubscribed shares that such Participating Investor desires to purchase, and each such Participating Investor shall be entitled to purchase such number of unsubscribed shares on the same terms and conditions as set forth in the Second Notice. In the event that two or more Participating Investors desire, in the aggregate, to purchase in excess of the total number of available unsubscribed shares, then the number of unsubscribed shares that each oversubscribing Participating Investor may purchase shall be reduced on a pro rata basis. For purposes of this Section 6.3(c) the denominator described in clause (ii) of Section 6.3(b) above shall be the total number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by the oversubscribing Participating Investor at the time of the First Notice. The Participating Investors shall then effect the purchase of the Selling Stockholder Shares, including payment of the purchase price, not more than five (5) days after delivery of the Participating Investors Overallotment Notice, and at such time, the Selling Stockholder shall deliver to the Investors the certificates representing the Selling Stockholder Shares to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.

6.4 Right of Co-Sale.

(a) In the event the Company and the Investors fail to exercise their respective rights to purchase at least ninety percent (90%) of the Selling Stockholder Shares subject to Sections 6.2 and 6.3 hereof, following the exercise or expiration of the rights of purchase set forth in Sections 6.2 and 6.3, then the Selling Stockholder shall deliver to the Company, each Investor and UFRF written notice (the “Co-Sale Notice”) that each Investor shall have the right, exercisable upon written notice to such Selling Stockholder with a copy to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Transfer of Selling Stockholder Shares on the same terms and conditions. Such notice shall indicate the number of Shares up to that number of shares determined under Section 6.4(b) such Investor or UFRF wishes to sell under his, her or its right to participate (the “Investor Shares”). To the extent one or more of the Investors or UFRF exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Selling Stockholder Shares that such Selling Stockholder may sell in the transaction shall be correspondingly reduced.

(b) Each Investor and UFRF may sell all or any part of that number of shares equal to the product obtained by multiplying (x) the aggregate number of shares of Selling Stockholder Shares covered by the Co-Sale Notice and not purchased by the Company or its assignees or Investors pursuant to Sections 6.2 or 6.3 by (y) a fraction the numerator of which is the number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by such Investor or UFRF at the time of the First Notice and the denominator of which is the total number of shares of Common Stock held by such Selling Stockholder (excluding shares purchased by the Company and/or Investors pursuant to Sections 6.2 or 6.3) plus the number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by all Investors and UFRF at the time of the First Notice.

(c) Each Investor, and if applicable, UFRF, who elects to participate in the Transfer pursuant to this Section 6 (a “Co-Sale Participant”) shall effect its participation in the Transfer by promptly delivering to such Selling Stockholder for Transfer to the prospective Transferee one or more certificates, properly endorsed for transfer, which represent:

(i) the number of shares of Common Stock which such Co-Sale Participant elects to sell; or

(ii) the type and number of shares of Preferred Stock which is at such time convertible into the number of shares of Common Stock which such Co-Sale Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, such Co-Sale Participant shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in Section 6.4(c)(i) above. The Company agrees to make any such conversion concurrent with and contingent upon the actual Transfer of such shares to the Transferee.

(d) The stock certificate or certificates that the Co-Sale Participant delivers to such Selling Stockholder pursuant to Section 6.4(c) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Selling Stockholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Selling Stockholder shall not sell to such prospective purchaser or purchasers any Selling Stockholder Shares unless and until, simultaneously with such sale, such Selling Stockholder shall purchase such shares or other securities from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.

(e) The exercise or non-exercise of the rights of any Investor hereunder to participate in one or more transfers of Selling Stockholder Shares made by any Selling Stockholder shall not adversely affect its right to participate in subsequent Transfers of Selling Stockholder Shares subject to Section 6.

(f) To the extent that the Investors do not elect to participate in the sale of the Selling Stockholder Shares subject to the Co-Sale Notice, such Selling Stockholder may, not later than sixty (60) days following delivery to the Company of the Co-Sale Notice, enter into an agreement providing for the closing of the transfer of such Selling Stockholder Shares covered by the Co-Sale Notice within thirty (30) days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Co-Sale Notice. Any proposed transfer on terms and conditions materially more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed transfer of any of the Selling Stockholder Shares by a Selling Stockholder, shall again be subject to the first refusal and co-sale rights of the Company and/or Investors and shall require compliance by a Selling Stockholder with the procedures described in this Section 6.

6.5 UFRF Right of Co-Sale. If, at any time prior to a Qualified IPO, any Investor (including two or more investors acting as a group) proposes to transfer, within any two year period and in one or more than one private transactions, more than 50% of the outstanding Common Stock on an as-converted basis (each a “Investor Selling Stockholder”), then UFRF shall have the right to participate (“UFRF Co- Sale Right”) in such sale on a pro rata basis for the same consideration per Share and otherwise on the same terms as the Investor Selling Stockholder. Upon such proposed transfer, the Investor Selling Stockholder shall give written notice to the Company and UFRF (the “UFRF Notice”). The UFRF Notice shall describe in reasonable detail the proposed transfer including, without limitation, the number of Shares to be transferred (the “Investor Selling Stockholder Shares”), the nature of such transfer, the consideration to be paid, and the name and address of each prospective transferee. In the event that the transfer is being made pursuant to the provisions of Section 6.6, the UFRF Notice shall state under which clause of Section 6.6 the transfer is being made. UFRF may exercise its UFRF Co-Sale Right by providing written notice to the Company and the Investor Selling Stockholder within twenty-five (25) days of the date of the mailing of the Investor Selling Stockholder notice stating the number of Shares held by UFRF that UFRF wishes to sell, up to the maximum provided herein. If UFRF provides notice indicating that it wishes exercise its Co-Sale Rights, the UFRF shall be obligated to sell such number of UFRF shares specified in its written notice upon the same terms and conditions as the Investor Selling Stockholders are selling. For the purposes of this Section 6.5, “pro rata” means the percentage derived by dividing the aggregate UFRF shares then owned by UFRF by the aggregate Shares then owned by UFRF and the Investor Selling Stockholders.

6.6 Exempt Transfers.

(a) Notwithstanding the foregoing, the first refusal and co-sale rights of the Company, Investors and/or UFRF set forth in Section 6 above shall not apply to (i) any transfer without consideration to the Selling Stockholder’s or Investor Selling Stockholder’s ancestors, descendants or spouse or to trusts for the benefit of such persons or the Selling Stockholder, (ii) any transfer or transfers by a Selling Stockholder or Investor Selling Stockholder to another Selling Stockholder or an Investor Selling Stockholder (the “Transferee-Selling Stockholder”) so long as the Transferee-Selling Stockholder is, at the time of the Transfer, employed by or acting as a consultant or director of the Company, (iii) any pledge of Selling Stockholder Shares or Investor Selling Stockholder Shares made pursuant to a bona fide loan transaction that creates a mere security interest, (iv) any bona fide gift, or (v) any transfer to an Affiliate of such Selling Stockholder or Investor Selling Stockholder; provided that in the event of any transfer made pursuant to one of the exemptions provided by clauses (i), (ii), (iii), (iv) and (v), (A) the Selling Stockholder or Investor Selling Stockholder shall inform the Investors of such transfer prior to effecting it and (B) the transferee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement, as if it were an original Selling Stockholder or Investor Selling Stockholder, as the case may be, hereunder. Such transferred Selling Stockholder Shares shall remain “Selling Stockholder Shares” or “Investor Selling Stockholder Shares,” as the case may be, hereunder, and such transferee shall be treated as the “Selling Stockholders” or “Investor Selling Stockholders,” as the case may be, for purposes of this Agreement, except that such transferee may not transfer shares pursuant to this Section 6.6.

(b) Notwithstanding Section 6.6(a), the provisions of this Section 6 shall not apply to the sale of any Selling Stockholder Shares to the public pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act.

(c) This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from the Selling Stockholder pursuant to a stock restriction agreement or other agreement between the Company and the Selling Stockholder.

(d) Notwithstanding Section 6.6(a), the provisions of this Section 6 shall not apply to any transfer by a member of the Fidelity Group to any one or more members of the Fidelity Group.

6.7 Effect of Failure to Comply. Any transfer not made in compliance with the requirements of Sections 6.1 through 6.4 of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement). If any Existing Holder becomes obligated to sell any Shares to the Company or any Investor under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, the Company and/or such Investor may, at its option, in addition to all other remedies it may have, send to such Existing Holder the purchase price for such Shares as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books the certificate or certificates representing the Shares to be sold. If any Existing Holder purports to sell any Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Section 6.4 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Existing Holder to purchase from such Investor the type and number of Shares that such Investor would have been entitled to sell to the prospective transferee under Section 6.4 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 6.4. The sale will be made on the same terms and subject to the same conditions as would have applied had the Existing Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 6.4. Such Existing Holder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 6.4.

6.8 Term. All rights of first refusal and co-sale rights granted under this Section 6 shall terminate and be of no further force and effect upon the earlier to occur of (i) a Qualified IPO; (ii) the date the Company registers securities under the Exchange Act; or (iii) with respect to a particular holder of Series B Preferred Stock or Series C Preferred Stock, the date such holder converts such shares of Series B Preferred Stock or Series C Preferred Stock into Common Stock.

SECTION 7. MISCELLANEOUS.

7.1 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed under, the substantive laws of the State of Delaware, without regard to principles of conflict of laws rules or principles that would result in the application of the substantive law of any other jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Delaware Court of Chancery for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Delaware Court of Chancery, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the Delaware Court of Chancery, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Holder or Investor, as applicable, and each permitted transferee of the Shares or Registrable Securities who shall be assigned rights under this Agreement in accordance with the requirements of this Agreement; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities and/or Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price. Except as otherwise expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any third party any rights or remedies under or by reason of this Agreement.

7.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect to the subject matter hereof, including without limitation, the Original Investor Rights Agreement.

7.4 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any party to this Agreement of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such person’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to any other party to this Agreement, as applicable. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties and the business agreement represented by such invalidated term, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, including the immediately succeeding sentence, any provision of this Agreement may be amended, modified or terminated, and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retrospectively or prospectively), with, but only with the written consent of the Company and the holders of at least a majority of the votes attributable to the then outstanding shares of Preferred Stock (and/or any of their permitted successors and assigns) as of the date of the proposed amendment or waiver; provided, that from and after the Initial Offering, any provision of this Agreement may be amended, modified or terminated, and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retrospectively or prospectively), with, but only with the written consent of the Company and the holders of at least a majority of the then outstanding Registrable Securities. With respect to Sections 2.12(iv), 3.1 and 6.5 hereof, such sections may not be amended, modified or terminated without the written consent of the Company, UFRF and at least a majority of the votes attributable to shares of the then outstanding shares of Preferred Stock (and/or any of their permitted successors and assigns) as of the date of the proposed amendment or waiver. Any amendment effected in accordance with this Section 7.5 shall be binding upon each Investor, Existing Holder, UFRF and the Company and their respective successors and permitted assigns.

(b) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

7.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Holder, Existing Holder or Investor, as applicable, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Holder’s, Existing Holder’s or Investor’s, as applicable, part of any breach, default or noncompliance under this Agreement or any waiver on such Holder’s or Investor’s, as applicable, part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise afforded to the Holders, Existing Holders and Investors shall be cumulative and not alternative.

7.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if received during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after deposit with the United States Post Office, by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

7.8 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.10 Additional Investors and Existing Holders. The Company shall use its best efforts to ensure that each Person who becomes a holder of the Company’s Common Stock after the date hereof enters into and joins this Agreement as an “Existing Holder” and a party hereunder by executing an instrument of accession in the form attached hereto as Exhibit C. The Company may amend the “List of Investors” on Exhibit A and the “List of Existing Holders” on Exhibit B without notice or consent at any time as necessary to accurately reflect the holding of the Company’s outstanding equity securities after the date hereof.

7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile copies hereof may be executed as counterpart originals.

7.12 Aggregation of Stock. All Shares or shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

7.14 Signatures. By his, her or its signature below, each of the parties to this Agreement intends to be bound with respect to all shares of Preferred Stock and Common Stock he, she or it holds or may acquire in the future.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

By:	/s/ Chris A. Raanes
Name:	Chris A. Raanes
Title:	Chief Executive Officer

Address:

2 Thermo Fisher Way
Oakwood Village, OH 44146

Signature Page to Sixth Amended and Restated Investor Rights Agreement

INVESTORS:

ORBIMED PRIVATE INVESTMENTS III, LP

BY:	ORBIMED CAPITAL GP III, LLC ITS GENERAL PARTNER

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attn: Evan Sotiriou, CFO

Fax: 212-739-6444

Email: sotirioue@orbimed.com

ORBIMED ASSOCIATES III, LP

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attn: Evan Sotiriou, CFO

Fax: 212-739-6444

Email: sotirioue@orbimed.com

Signature Page to Sixth Amended and Restated Investor Rights Agreement

INVESTORS:

BEACON BIOVENTURES FUND II LIMITED PARTNERSHIP

BY:	BEACON BIOVENTURES ADVISORS FUND II
LIMITED PARTNERSHIP,
ITS SOLE GENERAL PARTNER

BY:	NORTHERN NECK INVESTORS LLC ITS SOLE GENERAL PARTNER

By:	/s/ Mary Pendergast
Name:	Mary Pendergast
Title:	Vice President

Beacon Bioventures Fund II
c/o Fidelity Biosciences
One Main Street, 13th Floor
Cambridge, MA 02142
Attn: Mary Bevelock Pendergast
Email: mary.bevelock.pendergast@fmr.com

Signature Page to Sixth Amended and Restated Investor Rights Agreement

INVESTORS:

AISLING CAPITAL II, LP

By:	/s/ Lloyd Appel
Name:	Lloyd Appel
Title:	Chief Financial Officer

888 Seventh Avenue, 30th Floor
New York, NY 10106
Attn: Drew Schiff

with a copy to:

McDermott, Will & Emery
340 Madison Avenue
New York, NY 10173
Attention: Todd A. Finger
Tel.: (212) 547 5400

Signature Page to Sixth Amended and Restated Investor Rights Agreement

INVESTORS:

KEARNY VENTURE PARTNERS, L.P.

BY:	KEARNY VENTURE ASSOCIATES, L.L.C., ITS GENERAL PARTNER

By:	/s/ Caley Castelein
Name:	Caley Castelein
Title:	Partner

88 Kearny Street, 2nd Floor
San Francisco, CA 94108
Attn: Caley Castelein
Fax: 415-364-6944
Email: caley@kearnyvp.com

KEARNY VENTURE PARTNERS ENTREPRENEURS’ FUND, L.P.

BY:	KEARNY VENTURE ASSOCIATES, L.L.C., ITS GENERAL PARTNER

By:	/s/ Caley Castelein
Name:	Caley Castelein
Title:	Partner

88 Kearny Street, 2nd Floor
San Francisco, CA 94108
Attn: Caley Castelein
Fax:415-364-6944
Email: caley@kearnyvp.com

Signature Page to Sixth Amended and Restated Investor Rights Agreement

INVESTORS:

THOMAS WEISEL HEALTHCARE VENTURE PARTNERS, L.P.

BY:	THOMAS WEISEL HEALTHCARE VENTURE PARTNERS, LLC, ITS GENERAL PARTNER

BY:	THOMAS WEISEL CAPITAL MANAGEMENT LLC, ITS MANAGING MEMBER

By:	/s/ Caley Castelein
Name:	Caley Castelein
Title:	Partner

88 Kearny Street, 2nd Floor
San Francisco, CA 94108
Attn: Caley Castelein
Fax:415-364-6944
Email: caley@kearnyvp.com

Signature Page to Sixth Amended and Restated Investor Rights Agreement

INVESTORS:

ROYAL SEALHOLDING CO., LIMITED

By:	/s/ Joyce Wang
Name:	Joyce Wang
Title:	Director

3F-l, No.2, Sec 2
DunhuaS. Rd
Taipei, Taiwan

Signature Page to Sixth Amended and Restated Investor Rights Agreement

EXHIBIT A

LIST OF INVESTORS

Investor	Series B Preferred Stock Held	Series C Preferred Stock Held
OrbiMed Private Investments III, LP	14,868,504	2,331,260

OrbiMed Associates III, LP	141,606	22,204

Beacon Bioventures Fund II Limited Partnership	15,010,110	2,353,563

Aisling Capital II, LP	15,010,110	2,353,563

Kearny Venture Partners, L.P.	4,202,870	659,003

Kearny Venture Partners Entrepreneurs’ Fund, L.P.	85,721	13,441

Thomas Weisel Healthcare Venture Partners, L.P.	4,288,597	672,445

Royal Seal Holding Co., Limited	0	2,083,333

Itochu Corporation	0	2,145,875

Technology Ventures II Venture Capital Investment Limited Partnership	0	354,125

Harbour Tycoon Limited	0	6,250,000

EXHIBIT B

LIST OF EXISTING HOLDERS

Key Holders:	Common Stock Held		Series A Preferred Stock Held	Series B Preferred Stock Held
Siemens Venture Capital GmbH	358,108
James F. Dempsey, Ph.D	570,000	*
Russell S. Donda	511,551	*
Jim Carnall	315,875	*
The Mastin-Allen Stock Trust	26,808			4,978
Jeff Fitzsimmons	23,433
University of Florida Research Foundation	82,017
Mark Gold	6,600			1,225
Robert Perrin	10,000
William Wells	341,620	*
Xiaodong Lu	2,500
Ricardo Yanez	833
Anneyuko Saito	500
Jeremey Tartaglia	500
Dana Michael Inman	3,333
Peter D’Amico	3,333
Anthony Apicella	2,750
James Kapcio	8,246
Norma Simione	344
Synogen Investment Trust, LLC	10,725			1,991
Stephanie H. Warrington	2,275
Quingguo Zeng	20,270
Gerald Fought	9,848
John Patrick	138,897
Gordon DeMeester	12,528
John E. Buddenbaum	5,832
Mark Richard	12,857
Richard Stark	100,000
Gurmit Lotey	11,200
Ketal Patel	41,777
Jeffrey Adair	3,571
Boris Eligulashvili	34,442
Glenn Raudins	1,000
Armin Langenegger	10,688
Meredith Stone	18,601
David Dewitt	4,334
Frank Lombardo	25,640
Robert J. Amdur			32,500
H. Edwin Romeijn & Sylvia A.B. Romeijn-Jorna			13,000
Jonathan Li			13,000
Sachin S. Kamath			6,500	91,268
William E. Simon & Catherine P.			58,900	10,939

Key Holders:	Common Stock Held	Series A Preferred Stock Held	Series B Preferred Stock Held
Simon
Stephen C. Rush		19,500
Bacon LLC		13,000
Robert M. Renfro & Mary R. Renfro		13,000	2,414
Ernest C. Euler & Tina L. Euler		13,000	2,414
James L. Stringfellow		6,500
Joe Dunlap		6,500
Biodex Partners		6,500
MJSK, Ltd.		13,000	118,923
JMSK Ltd.		13,000	54,619
Robert A. Zlotecki, MD		3,250
Susan & Joseph Nehmen	259	13,200
Gerald C. Lowrey		13,200	352,888
Kenneth Richard Olivier		6,600
Van Chesney Fund LLC		26,400
James L. Johnson		33,000	24,043
S. Tucker Johnson		6,600	64,230
Jeffrey A. Simon	3,300	3,300	1,225
Jada Mutic		3,300
Adriana Murillo & Carlos Enrique Vargas Moncaleano		3,250	13,425
Daniel T.Chang		3,250
Dale A. & Pamela J. Dettmer, as Trustees		13,000	7,790
John G. Golfinos, MD		6,500	2,493
Edward N. Hunsinger, MD IRA Charles Schwab & Co., Inc., Custodian		6,500
Sameer Keole		6,500
Nancy & William Price Mendenhall		6,500
Bruce K. Stechmiller		3,250
Mary R. Renfro and Robert M. Renfro, Trustees of the Mary R. Renfro Trust dated June 25, 1998, as amended		2,600	482
Laura Audree Renfro		2,600
Mary Beth Renfro		2,600
Richard E. Renfro and Tenessa L. Renfro, as tenants by the entirety		2,600	482
Ernest C. Euler and Tina L. Euler, Trustees of the Ernest C. Euler Trust dated January 25, 2001, as amended		1,300	241
Tina L. Euler and Ernest C. Euler, Trustees of the Tina L. Euler Trust dated January 25, 2001, as amended		1,300	241

*	Includes 125,000 shares of restricted stock for each holder indicated.

EXHIBIT C

INSTRUMENT OF ACCESSION

Reference is made to that certain Sixth Amended and Restated Investor Rights Agreement dated as of November 18, 2013, a copy of which is attached hereto (as amended and in effect from time to time, the “Investor Rights Agreement”), among ViewRay Incorporated, a Delaware corporation (the “Company”), and certain other parties thereto. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Investor Rights Agreement.

The undersigned,                     , in order to become the owner or holder of shares the Company’s [Series A Preferred] [Series B Preferred] [Series C Preferred][Common] Stock hereby agrees that, from and after the date hereof, the undersigned has become [an “Investor”][a “Existing Holder”] under the Investor Rights Agreement and is entitled to all of the benefits under, and is subject to all of the obligations, restrictions and limitations of [an Investor][a Existing Holder] set forth in the Investor Rights Agreement. This Instrument of Accession shall take effect and shall become a part of the Investor Rights Agreement immediately upon execution.

Executed as of the date set forth below under the domestic substantive laws of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other state.

Signature:
Name:
Address:

Date:

Accepted:

ViewRay Incorporated

By:
Name:
Title:
Date: